Exhibit 5.1

RICHARDSON & PATEL LLP

January 30, 2013

Augme Technologies, Inc.
350 7th Avenue, 2nd Floor
New York, New York 10001

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Augme Technologies, Inc., a Delaware corporation (the “Company”), pursuant to that certain Placement Agency Agreement dated January 30, 2013 between the Company and Roth Capital Partners, LLC (the “Placement Agent”), of an aggregate of 13,469,661 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), together with warrants to purchase 6,734,831 shares of the Company’s common stock (the “Warrants”), and 6,734,831 shares of common stock which may be issued pursuant to the exercise of the Warrants (the “Warrant Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-175191) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on June 29, 2011, the related prospectus dated July 13, 2011 included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, Bylaws, as currently in effect, the form of Warrants and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.  Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware.  Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, with respect to the Warrants, upon the due execution, issuance and delivery of the Warrants and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Warrants, the Warrants will be legally issued, valid and binding obligations of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the Warrant Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

/s/ Richardson & Patel LLP